BESTWAY COACH EXPRESS INC.

Bus Lease 3148

MASTER LEASE SCHEDULE

AEL

Schedule #__________ Schedule Date: June 8, 2001

Master Lease Agreement No. 87101 ("Lease") dated JUNE 8, 2001, by and between American Equipment Leasing, a division of EAB Leasing Corp., ("Lessor"), and BESTWAY COACH EXPRESS, INC. ("Lessee"), 2 MOTT STREET, SUITE 705 NEW YORK, NY 10013 . This Schedule incorporates the terms of the Lease.

ORIGINAL RENTAL TERM: Total amount of Suppliers Invoices $344,050.00

Total Term: 84 Months; Total No. of Payments: 70; 1 Monthly Rental Payment: $20,000.00 (plus tax, if applicable), followed by 69 Monthly Rental Payments: $5,350.00 (plus tax, if applicable)

**Recovery Deductions: 5 year period using 200% declining balance method and the half-year convention, unless otherwise required by operation of Code Section 168(d) (3) (A).

Supplier:	ABC COACH, INC.	Address:	17469 WEST COLONIAL DRIVE, WINTER GARDEN, FL 34787
Base Term Commencement Date:		Skip payment months:	JANUARY AND FEBRUARY ANNUALLY
Initial Payment:	$20,000.00	Representing:	FIRST MONTHLY RENTAL PAYMENT
Security Deposit:	$0.00	Date Received:	N/A
Documentation Fee:	$295.00	Date Received:	
Final Delivery Date:			

You authorize us to fill in the Final Delivery Date (as defined in the Lease) and the Base Term Commencement Date (as determined in accordance with the terms of this Schedule).

For the period commencing on the Final Delivery Date and ending on the Base Term Commencement Date, you shall pay Interim Rent (together with applicable taxes due) on account of Equipment subject of this Schedule at a daily rental equal to 1/30th of the amount of the monthly Base Term Rent. All accrued Interim Rent shall be due and payable on the Base Term Commencement Date.

LEASED EQUIPMENT ("Equipment"): See Attached Exhibit

Base Term Commencement Date: ____________________
The Base Term Commencement Date as to the Equipment subject of this Schedule means the Selected Monthly Due Date designated below falling immediately after the date we receive from you a complete set of properly executed Lease Documents (including a Certificate of Acceptance for all Equipment).

DUE DATE:
Due Date: ( ) 15th ____________ Please Initial

Options Following Base Term (exercisable only after payment of all rentals due and to become due, taxes, late charges, and other sums due with respect to the Equipment and your compliance with all other terms of the Lease including written notice requirements regarding the termination of the Lease at the end of the Base Term, or any extension, and exercise of any Option):

See attached Trac rider.

If the Final Delivery Date has occurred prior to your execution of this Schedule, you acknowledge that all of the Equipment identified on Exhibit A was received by you, has been installed, is in every way acceptable to you, and you authorize us to pay the Supplier, if Supplier has not been paid. (In the event that the Final Delivery Date has not occurred prior to the time you execute this and return it to us, you authorize us to insert the Final Delivery Date where provided above, as that date is reflected in a Certificate of Acceptance regarding the Equipment which you shall forward to us. You also authorize us to insert the appropriate Base Term Commencement Date reflective of the date of our receipt of a complete set of properly executed Lease Documents.)

ADDITIONAL PROVISIONS/TRUCKS/TRACTORS/BUSES. In addition to the requirements set forth in Paragraphs 12 and 13 of the Master Lease regarding the condition, maintenance and servicing of the Equipment, you shall have the following obligations as to each item of Equipment, which must at all times, (except while undergoing maintenance) comply with the following criteria at a minimum (which provisions shall also apply to returned Equipment in the event that you are permitted or required to return Equipment):

(1) The Equipment must meet the Rules and Regulations of the Department of Transportation (DOT) and all other local and federal applicable laws;

(2) Equipment: Shall be (i) cleaned and treated (to be free of any dirt, dents, rust and corrosion, (ii) painted according to the standard paint scheme, with the final appearance and condition of the Equipment during the lease term to be consistent with that of similar equipment of the same age used in a non-corrosive environment;

(3) Lubrication and Service: You shall lubricate and service each item of Equipment in conformity with the maintenance manual and or lubrication schedule recommended by the manufacturer, with all manuals, maintenance records, maintenance jackets and repair orders to remain with Equipment;

(4) Performance Tests: All items of Equipment must be able to pass performance tests in accordance with manufacturer specifications, and all engine and drive line must be capable of all normal operations;

(5) Condition of Lines: All electrical, pneumatic, hydraulic, air lines, fluid lines, and mechanical system shall be fully operational in accordance with manufacturer's specifications, free of cuts, breaks, cracks or leaks;

(6) Exterior Condition: All glass must be kept free of cracks and chips and intact and operational as originally designed, with body and frame to be maintained free of damage (paint required to be in good condition);

(7) Interior Condition: All seats, carpets and other surfaces must be free of any damage such as stains, cuts, tears or rips. Any repairs must be of the same quality and pattern as originally sold;

(8) Brakes: The brakes must hold the related items of Equipment as specified by the original manufacturer without fading, with no heat discoloration or warpage on brake cylinder; disks, wheels or pads and brakes must have 50% of new pads or shoes thickness remaining;

(9) Engine Maintenance Requirements: The engine in each vehicle must be maintained to operate to manufacturer's original specifications, meet the current smoke emission standards, start without any outside assistance, and be free of oil leaks. It must have at lease 50% remaining mileage until the next manufacturer's scheduled 'in-frame' overhaul;

(10) Power Train: All transmissions, clutches and drive trains must function properly with no slipping or grabbing, and the rear axles must meet the manufacturer's minimum specifications under full load;

(11) All operating, mechanical and electrical components of the vehicle, including but not limited to lights, radiators, cooling system, shocks, springs, coils radios, heaters and refrigeration units, are able to perform their function properly ans as originally intended;

69 x 5350 = 369,150.